EXHIBIT 10.1
BTRS HOLDINGS INC.
EXECUTIVE SEVERANCE PLAN INCLUDING
IN THE EVENT OF A CHANGE OF CONTROL
BTRS Holdings Inc., a Delaware corporation (the “Company”), has adopted this Executive Severance Plan Including In The Event of a Change of Control (the “Plan”), effective as of the Effective Date, for the benefit of certain key employees of the Participating Company Group.
The Company considers it essential to the best interests of its stockholders to take reasonable steps to retain its key management personnel.
The Company hereby adopts this Executive Severance Plan Including In the Event of a Change of Control for the benefit of its employees who are eligible as provided in the Plan.
Section 1. Definitions.
1.1. “Accounting Firm” shall mean BDO USA, LLP or, if such firm is unable or unwilling to perform the calculations required under this Plan, such other national accounting firm as shall be designated the Company.
1.2. “Base Salary” shall mean the Participant’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding such Participant’s Date of Termination. Base Salary does not include any bonuses, commissions, fringe benefits, overtime, car allowances, other irregular payments or any other compensation except base salary.
1.3. “Board” shall mean the board of directors of the Company.
1.4. “Cause” shall mean a Participant having (i) willfully failed to perform his or her employment duties, whether or not pursuant to a written employment agreement, (ii) engaged in gross misconduct injurious to the Company or (iii) been convicted of, or pleaded nolo contendere to, a felony or a crime of moral turpitude.
1.5. “Change of Control” shall mean (A) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization, (B) the sale, transfer or other disposition of all or substantially all of the Company’s assets or (C) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities (e.g., issued shares). The term “person” in the preceding sentence shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company and (y) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company. A Change of Control shall also mean a “Change of Control” or a “change in the effective control” of the Company within the meaning of Section 280G of the Code and the Regulations.

EXHIBIT 10.1
1.6. “Change of Control Date” shall mean the date on which the Change of Control is consummated. Notwithstanding the first sentence of this definition, if a Participant is subject to an Involuntary Termination within three (3) months prior to the date on which a Change of Control occurs, then “Change of Control Date” shall mean the date immediately prior to the date of such Participant’s termination of employment.
1.7. “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.
1.8. “Committee” means the Executive Severance Plan Administrative Committee responsible for administering the Plan as provided in Section 5. Except as otherwise provided in Section 5.1(c) below, the members of the Committee shall consist of the persons holding the titles of Chief Executive Officer, Head of the Human Resources Department and Chairperson of the Compensation Committee of the Board of Directors for the Company. The designation of an individual as holding such title or position shall constitute automatic appointment to the Committee and the resignation or other termination of employment or change to a different position by a Committee member shall constitute automatic resignation from the Committee.
1.9. “Common Stock” shall mean the common stock of the Company.
1.10. “Company” means BTRS Holdings Inc., a Delaware Corporation, and shall include any successor to its business and/or assets.
1.11. “Date of Termination” means the date of a Participant’s termination of employment with the Participating Company Group as determined in accordance with Section 3.6.
1.12. “Effective Date” means September 1, 2019.
1.13. “Equity Awards” shall mean options, stock appreciation rights, stock purchase rights, restricted stock, stock bonuses and other awards which consist of, or relate to, equity securities of the Company in each case which have been granted to a Participant under the Equity Plan. For purposes of this Plan, Equity Awards shall also include any shares of Common Stock or other securities issued pursuant to the terms of an Equity Award.
1.14. “Equity Plan” shall mean the BTRS Holdings Inc. 2014 Incentive Compensation Plan.
1.15. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.16. “Good Reason” shall mean a Participant’s resignation of employment during the Term as a result of any of the following:
(a) A material reduction in the aggregate of Participant’s Base Salary or incentive compensation or the termination of Participant’s rights to any employee benefits, except to the extent that any such benefit is replaced with a comparable benefit, or a reduction in scope or value thereof, other than as a result of across-the-board reductions or terminations affecting officers and employees of the Company generally;

EXHIBIT 10.1
(b) A change by the Company in the location at which Participant performs his/her principal duties for the Company to a new location that is both (A) outside a radius of forty (40) miles from Participant’s principal residence and (B) more than fifty (50) miles from the location at which Participant performed his/her principal duties immediately prior to such change or a requirement by the Company that Participant travel on Company business to a substantially greater extent than required previously;
(c) The failure of the Participating Company Group to obtain an agreement from any successor to assume and agree to perform the obligations of this Plan, as contemplated in Section 8.1 hereof or, if the business for which such Participant’s services are principally performed is sold at any time after a Change of Control, the failure of the Participating Company Group to obtain such an agreement from the purchaser of such business;
(d) A material breach by the Participating Company Group of the provisions of this Plan;
provided, however, that none of the events described above shall constitute Good Reason unless the Participant provides the Company with written notice of the condition giving rise to Good Reason within ninety (90) days after its initial occurrence, Company fails to cure such condition within thirty (30) days following the date the Company receives such written notice (the “Cure Period”) and such resignation is effective within thirty (30) days following the end of the Cure Period; provided further, that, none of the events described in clause (c) above shall constitute Good Reason if such events are similarly applied to all employees of the Company.
1.17. “Involuntary Termination” shall mean a termination of Participant’s employment by the Participating Company Group as a result of either (i) a Participant’s involuntary termination of employment with the Participating Company Group during the Term for any reason other than death, Disability or Cause or (ii) a Participant’s resignation of employment with the Participating Company Group during the Term for Good Reason.
1.18. “Notice of Termination” means the notice specified in Section 3.6.
1.19. “Participating Company Group” means the Company and any present or future United States parent and/or United States direct or indirect subsidiary corporations of the Company that have been designated by the Board as a “Participating Company” for purposes of this Plan (all of which along with the Company being individually referred to as a “Participating Company” and collectively referred to as the “Participating Company Group”). For purposes of this Plan, a parent or subsidiary corporation shall be as defined in Sections 424(e) and 424(f) of the Code and shall include entities related to the Company by similar ownership levels that are not corporations.
1.20. “Participant” shall mean the employee of Participating Company identified and who’s signature appears in the signature block below who is entitled to participate in the benefits provided under the Plan; provided, that a Participant may be removed therefrom by the Board, acting as Plan Administrator, following such Participant’s termination of employment by the Participating Company Group and such Participant’s receipt of those benefits to which he or she is entitled under the terms of the Plan.

EXHIBIT 10.1
1.21. “Plan” means this BTRS Holdings Inc. Executive Severance Plan Including In the Event of a Change of Control.
1.22. “Plan Administrator” means the Committee.
1.23. “Regulations” shall mean the proposed, temporary and final regulations under Section 280G of the Code or any successor provision thereto.
1.24. “Severance Benefits” means those benefits provided to a Participant under this Plan as determined in accordance with Section 3.2, 3.3 and 3.4 after the execution of a Release as required by Section 9.
1.25. “Term” shall mean the period of a Participant’s employment commencing with the adoption by the Board of the Plan; provided, that, with respect to benefits arising as a result of the occurrence of a Change of Control, the Term shall in all instances commence within three (3) months prior to and terminate on the first anniversary of the date on which such Change of Control occurs.
Section 2. Employment During the Term. During the Term, the following terms and conditions shall apply to a Participant’s employment with the Participating Company Group:
2.1 Incentive Compensation. A Participant shall be eligible to participate in each applicable incentive plan or arrangement established by the Participating Company Group.
2.2. Benefits. A Participant shall be eligible to participate in all retirement, welfare and fringe benefit plans and arrangements that the Participating Company Group provides to its employees in accordance with the terms of such plans and arrangements.
Section 3. Severance Benefits. In the event of a Participant’s Involuntary Termination during the Term, the terminated Participant shall be entitled to the following:
3.1. Payment of Wages. The Company shall pay to such terminated Participant in accordance with its standard payroll practices, by the end of the next succeeding full pay period following the date of such Involuntary Termination (or otherwise as required by law), the full amount of any earned but unpaid Base Salary through the Date of Termination at the rate in effect on the date that the Notice of Termination is given.
3.2. Payment of Cash Severance. Subject to execution of a Release as described in Section 9 below, the terminated Participant will receive the following cash benefits:
(a) The Company shall pay to such terminated Participant a pro rata portion (based on the number of days served in the applicable bonus period) of any bonus payable to Participant for the year in which such Involuntary Termination occurs, in accordance with the calculation of the Company’s bonus plan for that year, to the extent such bonus has not been paid prior to the Date of Termination. Except as otherwise provided in Sections 3.10 and 4.1 below, such payment will be made in a lump sum on the earlier of (i) the date on which employee bonuses (other than those paid under separate contractual obligations with specified employees) are generally paid for the calendar year in which any bonus referred to above is earned by Participant (the “Payment Date”) or (ii) the date on which the Change of Control is consummated, should such occur before the Payment Date..

EXHIBIT 10.1
(b) In addition, except as otherwise necessary to comply with Sections 3.10 and 4.1 below, Company shall continue to pay to such terminated Participant 1/12 of his or her Base Salary for each of the six (6) months following the applicable Date of Termination in accordance with the Company’s standard payroll practices, whereby the first of such payments shall commence during the first payroll period following the date that the Release becomes effective and irrevocable, and such first payment shall include any amount that would have been paid had the Release been effective and irrevocable on Participant’s applicable Date of Termination. This severance payment shall be in lieu of any other cash severance payments which such terminated Participant is entitled to receive under any other notice or severance pay and/or retention plan or arrangement sponsored by any member of the Participating Company Group.
3.3. Vesting and Exercise of Equity Awards. Subject to execution of a Release as described in Section 9 below, and notwithstanding anything to the contrary contained in an applicable Equity Award agreement, all Equity Awards held by a terminated Participant shall vest and, in the case of stock options, shall become exercisable, except as otherwise provided in Sections 3.10 and 4.1 below, in accordance with the following: (i) in the event that Participant’s employment by the Company terminates during the Term prior to the Change of Control Date, as a result of an Involuntary Termination, then all unvested Equity Awards held by the terminated Participant which would have vested, or become exercisable, during the six (6) month period following the Participant’s Date of Termination shall vest, or become exercisable, as of the Date of Termination; and (ii) in the event that Participant’s employment by the Company terminates during the Term following the Change of Control Date, as a result of an Involuntary Termination, then all unvested Equity Awards held by the terminated Participant which would have vested, or become exercisable, during the twelve (12) month period following the Participant’s Date of Termination shall vest, or become exercisable, as of the Date of Termination. By accepting participation in this Plan, Participant agrees that the vesting and exercisability provisions applicable to a terminated Participant under the terms of an Equity Award may be less favorable to such Participant than the terms and provisions of such awards in effect on the earlier of (x) the Change of Control Date and (y) the Participant’s Date of Termination.
3.4. Benefits Continuation. Subject to execution of a Release as described in Section 9 below, and subject to the terminated Participant and/or his or her eligible dependents electing continued medical insurance coverage in accordance with the applicable provisions of state and federal law (commonly referred to as “COBRA”), the Company shall pay the Participant’s COBRA premiums directly to the applicable COBRA provider, as and when due (including premiums for the Participant and his or her eligible dependents who have elected and remain enrolled in such COBRA coverage) until the earlier of (i) the last month in which the Participant and his or her eligible dependents are eligible for and enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan that does not impose an applicable preexisting condition exclusion) and (ii) the period of six (6) months measured from the Date of Termination (but in no event longer than the period in which the Participant and his dependents are eligible for COBRA). In the event the terminated Participant becomes covered under another employer’s group health plan (other than a plan which imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply) or otherwise

EXHIBIT 10.1
ceases to be eligible for COBRA during the period provided in this Section 3.4, the Participant must immediately notify the Company of such event and the Company shall cease payment under this paragraph.
3.5. Other Benefit Plans. A terminated Participant’s participation and rights in other benefit plans available by their terms to multiple participants therein, as may be provided by the Participating Company Group at the time of his/her Involuntary Termination, shall be governed solely by the terms and conditions of such plans, if any.
3.6. Date and Notice of Termination. Any termination of a Participant’s employment by a Participating Company or by such Participant during the Term shall be communicated by a notice of termination to the other party hereto (the “Notice of Termination”). The Notice of Termination shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. The date of a Participant’s termination of employment with the Participating Company Group (the “Date of Termination”) as used under this Plan shall be five (5) days after the date the Notice of Termination is given by the Participating Company Group if employment is terminated by the Participating Company Group in an Involuntary Termination; provided, that, if the basis of a Participant’s Involuntary Termination is such Participant’s resignation for Good Reason, the Date of Termination shall be ten (10) days after the date such Participant’s Notice of Termination is given to the Company.
3.7. No Mitigation or Offset. A terminated Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Plan be reduced (except as set forth in Section 3.4 above) by any compensation earned by such a terminated Participant as the result of employment by another employer or by retirement benefits paid by the Participating Company Group or another employer after the Date of Termination or otherwise.
3.8. Withholding. Amounts paid to a Participant hereunder shall be subject to all applicable federal, state and local withholding taxes.
3.9. [INTENTIONALLY OMITTED].
3.10. Application of Section 409A. It is intended that all of the benefits and payments provided under this Plan satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Plan will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Plan and the payments and benefits to be provided hereunder are intended to, and will be construed and implemented so as to, comply in all respects with the applicable provisions of Code Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), any right to receive any installment payments under this Plan (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any other provision of this Plan, to the extent that (i) one or more of the payments or benefits received or to be received by a Participant upon an Involuntary

EXHIBIT 10.1
Termination pursuant to this Plan would constitute deferred compensation subject to the requirements of Code Section 409A, and (ii) the Participant is a “specified employee” within the meaning of Code Section 409A at the time of such Involuntary Termination, then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments and benefits shall not be provided to the Participant prior to the earliest of (iii) the expiration of the six-month period measured from the date of such Involuntary Termination, (iv) the date of the Participant’s death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation on the Participant. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments and benefits deferred pursuant to this paragraph shall be paid in a lump sum to the Participant, and any remaining payments and benefits due shall be paid as otherwise provided herein. Notwithstanding anything to the contrary contained herein, in no event shall any payment or benefit otherwise payable hereunder be made later than the last day of the second taxable year of the applicable Participant following the taxable year of such Participant in which his or her Involuntary Termination occurs.
Section 4 Limitation on Payment of Benefits.
4.1. Parachute Payments. In the event that it is determined by the Accounting Firm that any amount payable to a Participant under this Plan, alone or when aggregated with any other amount payable or benefit provided to such Participant pursuant to any other plan or arrangement of the Participating Company Group, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then notwithstanding the other provisions of this Plan, the amounts payable will not exceed the amount which produces the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make their required determination.
4.2. Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance benefits and/or retention agreement benefits and/or acceleration rights under Equity Awards provided by any Participating Company. The Severance Benefits and other benefits provided under this Plan shall be reduced by any severance paid or provided to a Participant by a Participating Company under any other plan or arrangement, including any pay in lieu of notice under WARN.
4.3. Indebtedness of Participant. If a Participant is indebted to the Participating Company Group at his or her Date of Termination, the Company reserves the right to offset any benefits under this Plan by the amount of such indebtedness.
Section 5 Plan Administration, Amendment and Termination.
5.1. Plan Administrative Committee.
(a) The Plan shall be administered by the Committee.

EXHIBIT 10.1
(b) The Participating Company Group shall indemnify and hold harmless the members of the Committee with respect to acting as Plan Administrators from and against all liabilities, claims, demands and costs, including reasonable attorneys’ fees and expenses of legal proceedings, incurred by the Committee which arise as a result of acting as Plan Administrators.
(c) Notwithstanding the foregoing, upon a Change of Control, a majority of the Committee members shall be comprised of persons who were members of the Committee prior to the Change of Control or who are elected to serve as additional BTRS Holdings Members of the Committee as provided below. In the event that a majority of the members of the Committee prior to the Change of Control are unwilling or unable to continue to serve as members of the Committee, the members of the Committee shall, by majority vote, elect sufficient additional BTRS Holdings Members so that a majority of the Committee members are BTRS Holdings Members. For purposes of the Plan, BTRS Holdings Members shall be persons who were employed by the Company prior to the Change of Control.
5.2. Committee Powers and Responsibilities. The Committee shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Committee shall have the power and authority in its discretion to:
(a) Construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions; and
(b) Adopt amendments to the Plan document(s) which are deemed necessary or desirable to bring these documents into compliance with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder.
5.3. Decisions of the Committee. Decisions of the Committee made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Participants and their legal representatives. Any discretion granted to the Committee shall be exercised in accordance with such rules and policies as may be established by the Committee from time to time.
5.4. Plan Amendment. The Plan may be amended by the Committee and may also be amended by resolution of the Board (if different from the Committee), or the board of directors or governing body of any successor of the Company following a Change of Control, (i) for the purposes specified in Section 5.2(b), (ii) to increase the amount and/or type of Severance Benefits provided by the Plan, and (iii) to extend the Plan termination date as provided in Section 5.5. Except as otherwise provided in this Section 5.4 the Plan may not be amended prior to its termination, or, in the event the Plan is extended as provided in this Section 5.4, the date on which it would have terminated under Section 5.5 had it not been extended.
5.5. Plan Termination. This Plan shall continue in effect until the occurrence of a Change of Control, in which case the Plan shall terminate following the later of (i) the date which is twelve (12) months after the occurrence of a Change of Control or (ii) the payment of all Severance Benefits due under the Plan.

EXHIBIT 10.1
Section 6 Procedures.
6.1 Claims and Inquiries. Any application or request for benefits, inquiries about the Plan or inquiries about payment or future rights under the Plan must be submitted to the Committee, as Plan Administrator, in writing by an individual (or his or her authorized representative) (the “Applicant”) at the following address:
BTRS Holdings Inc. Attention: Chief Talent Officer/Head of Human Resources Department 1009 Lenox Drive, Suite 101 Lawrenceville, NJ 08648.
All applications or request for benefits, inquiries about the Plan or inquiries about payment or future rights under the Plan shall be resolved in the first instance by the Head of Human Resources Department. Any such matter that cannot be resolved to the satisfaction of the Applicant, in consultation with the Head of Human Resources Department, within thirty (30) days of submission by the Applicant shall be referred to the Committee for resolution.
6.2. Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.
Section 7 Miscellaneous.
7.1. No Contract of Employment. Nothing in this Plan shall be construed as giving any Participant any right to be retained in the employ of the Participating Company Group or shall affect the terms and conditions of a Participant’s employment with the Participating Company Group prior to the commencement of the Term.
7.2. ERISA Plan. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Participating Company Group.
7.3. Source of Payments. All payments provided under this Plan, other than payments made pursuant to any other Participating Company Group employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Participating Company Group, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. To the extent that any person acquires a right to receive payments from the Participating Company Group hereunder, such right shall be no greater than the right of an unsecured creditor of the Participating Company Group.
7.4. Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by overnight courier or United States registered mail, return receipt requested, postage prepaid, addressed to the Executive Severance Plan Administrative Committee, BTRS Holdings Inc., 1009 Lenox Drive, Suite 101, Lawrenceville, NJ 08648, with a copy to the General Counsel of the Company, or to a Participant at the address set forth in the Participating Company Group’s payroll records or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

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7.5. Non-alienation of Benefits. No benefit under the Plan may be assigned, transferred, pledged as security for indebtedness or otherwise encumbered by any Participant or subject to any legal process for the payment of any claim against a Participant.
7.6. Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
7.7. Headings. The headings contained in this Plan are intended solely for convenience of reference and shall not affect the rights of the parties to this Plan.
7.8. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Jersey to the extent such laws are not preempted by ERISA.
Section 8 Successors; Binding Agreement.
8.1. Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Section 8, the “Company” shall include the Company as defined in Section 1.10 and any successor to its business and/or assets which assumes and agrees to perform the obligations arising under this Plan by operation of law or otherwise.
8.2. Enforceability; Beneficiaries. This Plan shall be binding upon and inure to the benefit of each Participant (and such Participant’s personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a Change of Control or by operation of law. This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount would still be payable hereunder if such Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s devisee, legatee or other designee or, if there is no such designee, to such Participant’s estate.
Section 9 Release of Claims. As a condition to the receipt of Severance Benefits, each Participant must execute and allow to become effective, no later than thirty (30) days following the later of (i) the Participant’s Date of Termination and (ii) the Change of Control Date (without reference to the second sentence of the definition of “Change of Control Date”), a release of claims in a form satisfactory to the Committee (the “Release”), with such execution occurring not prior to the Date of Termination, and with such Release effective not later than 60 days after the Participant’s delivery of such Release in an irrevocable form. The date on which such Release becomes effective and irrevocable is the “Release Effective Date”. In no event will Severance Benefits be paid to a Participant under this Plan prior to the Release Effective Date. The form of Release shall not cause the Participant to waive or release any claims or rights a Participant may have to be indemnified by the Company under applicable law or the terms of any

EXHIBIT 10.1
then-effective indemnification agreement or obligation. In the event the period within which the Company is obligated to make any payments to the Participant hereunder straddles two taxable years of such Participant, the Company will only make such payment during the latter of such years.
BTRS HOLDINGS INC.
Dated: as of ________________, 2021
By:
Flint Lane (CEO)

Acknowledgement
Effective as of the date hereof, the undersigned hereby accepts his or her designation as a “Participant” in the Executive Severance Plan Including In The Event of a Change of Control (the “Severance Plan”), of BTRS Holdings Inc. (the “Company”) pursuant to Section 1.20 of the Severance Plan. The undersigned hereby (i) acknowledges that he or she has received a copy of the Severance Plan, has had an opportunity to review the Severance Plan and to ask questions regarding the Severance Plan, and (ii) accepts all of the terms and provisions set forth in the Severance Plan.
Employee Name (Print): ___________________________________
Employee/Participant Signature: _____________________________
Date: ____________